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Exhibit 2.1.1

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     This First Amendment to Stock Purchase Agreement (the "First Amendment") is made and entered this 15th day of October, 1999, and amends the Stock Purchase Agreement dated the 15th day of September, 1999 ( the "Agreement"), by and between KEYSTONE TECHNOLOGIES, L.L.C., a Delaware limited liability company, KENNETH P. FELIS, MICHAEL J. ZUBRETSKY, RICHARD ZUCKER, and TIMOTHY DOLAN (individually referred to by last name and collectively as "Sellers"), OPTICAL SECURITY GROUP, INC. a Colorado corporation ("Buyer"), and concerning the stock of BRIDGESTONE TECHNOLOGIES, INC., a Delaware corporation ("Bridgestone"), the membership interests of LABEL SYSTEMS ACQUISITION LLC, a Connecticut limited liability company ("Label Systems, LLC") and the membership interests of KEYSTONE IMAGING TECHNOLOGIES, L.L.C., a Delaware limited liability company ("Imaging, LLC"). Label Systems, LLC and Imaging, LLC are sometimes referred to herein collectively as the "LLCs." Other Capitalized terms in this First Amendment have the same meanings as in the Agreement.

     The parties hereby amend the Agreement as follows:

     1.   Effective Date.  The Effective Date of the Agreement shall be November
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30, 1999.

     2.   Closing Date.  The Closing Date shall be December 5, 1999, or such
          ------------
earlier date as the parties mutually agree.

     3.   Audit Period.  Section 2.3 of the Agreement is deleted and replaced
          ------------
with the following:

     Except with respect to Net Embossed Holography Revenues received from Intel Corporation and its affiliates ("Intel"), "Audit Period" means the 13 month period commencing on the Effective Date, as defined in Section 11.1 below. In the case of Net Embossed Holography Revenues received from Intel, "Audit Period" means the 13 month period commencing on the first anniversary of the Effective Date.

     4.   Calculation of Net Embossed Holography Revenues.  Section 2.4 of the
          -----------------------------------------------
Agreement is deleted and replaced with the following:

          2.4   Calculation of Net Embossed Holography Revenues.  "Net Embossed
                -----------------------------------------------
     Holography Revenues" shall be equal to the sum of (a) Net Embossed Holography revenues excluding Net Embossed Holography Revenues from Intel for the 11 month period commencing on the Effective Date, plus the arithmetic average of such revenues for the 11th, 12th, and 13th months following the Effective Date, and (b) Net Embossed Holography Revenues received from Intel for the 11th month period commencing on the first anniversary of the Effective Date, plus the arithmetic average of such revenues for
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     the 23rd, 24th, and 25th months following the Effective Date.

     5.  Note.  Section 3.2 of the Agreement is deleted and replaced with the
         ----
following:

         3.2  Note.  Buyer shall execute and deliver to Sellers its promissory
              ----
     note (the "Note"), in the initial principal amount of $1.5 million dollars. The Note shall be due and payable 30 days after the Adjustment Date, as defined below. The Note shall bear no interest for the first 12 months, shall accrue interest on the principal amount as adjusted pursuant to
     Section 3.3, at the CitiBank, N.A. Base Rate thereafter, and shall be in the form prescribed by Exhibit A, attached hereto and incorporated herein by reference and shall be subject to adjustment, as provided in Section 3.3, on the date which is 90 days after the second anniversary of the Effective Date (the "Adjustment Date"). Buyer shall also pay to Sellers an amount equal to the difference, if any, between Seller's federal and state income tax liability for imputed interest over the first 12 months of the term of the Note, and Seller's federal and state tax liability if such imputed interest had been taxed at capital gains rates.

     6.  OpSec Stock.  Section 3.4 of the Agreement is deleted and replaced with
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the following:

         3.4  OpSec Stock.   Buyer shall deliver to a mutually acceptable escrow
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     agent at Closing 333,333 shares of fully paid and non-assessable restricted
     Buyer common stock (the "OpSec Stock"), to be disbursed to Sellers on the date on the later of (a) 15 months after Closing, (b) the date upon which the McGrew Patent Claim described in Section 15.4 is resolved by settlement acceptable to Buyer and Sellers, or (c) the date a final non-appealable judgment or other Court order is entered resolving the McGrew Patent Claim. Such disbursement is conditioned expressly on the condition that Net Embossed Holography Revenues (including for purposes of this Section revenues received from Intel) for the 13 month period following the Effective Date exceed $1 million, which amount is to be determined by the accounting firm of Lagana Roberge & Co. If this condition is not satisfied, the escrow agent shall return the OpSec Stock to Buyer upon Buyer's written request to do so. The parties shall execute an escrow agreement at Closing (the "Escrow Agreement") to effectuate the purposes of this Section 3.4, substantially in the form of Exhibit B attached hereto and incorporated herein by reference. The OpSec Stock shall be entitled to certain piggyback registration rights and tag along rights in the event of a sale of all or substantially all of the assets or stock of Buyer to a third party, or a merger in which Buyer participates but is not the surviving entity. The registration and tag along rights are as specified in the Registration Rights Agreement attached hereto as Exhibit C and incorporated herein by reference.

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     7.  Survival.  Section 15.1 of the Agreement is deleted and replaced with
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the following:

         15.1  Survival.  The right to make a claim for indemnification under
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     this Agreement, or any other claim for breach of Seller's obligations hereunder through and including the Effective Date, shall survive the Closing for a period of 18 months except that a claim for indemnification under Section 13 shall continue to survive until the expiration date of the statute of limitations applicable to any indemnified liability thereunder and any claim for indemnification arising out of or related to the McGrew Patent Claim shall survive for a period of six months following final resolution of the McGrew Patent Claim whether by settlement or final non-appealable judgement or other court order (the "Final Resolution"). The time limitation set forth in this Section 15.1 shall not affect Buyer's right to assert claims for fraud or misrepresentation.

     8.  Indemnification by Sellers.  Section 15.2 of the Agreement is modified
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by adding the following language at the end of the section:

         Notwithstanding the above, the Sellers shall not enter into any settlement agreement in connection with the McGrew Patent Claim that would obligate Bridgestone to pay a royalty or other fee on any of its products manufactured after the Effective Date, or on the use after the Effective Date of any equipment or assets of Bridgestone, without the Buyer's written consent to such settlement agreement.

     9.  Limitation on Damages.  Section 15.4 of the Agreement is deleted and
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replaced with the following:

         15.4  Limitation on Damages.  Except as otherwise provided in this
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     Agreement, and except for the McGrew Patent Claim described below, no amount shall be payable in indemnification under this Section 15, or for breach of this Agreement, unless the aggregate amount of Damages in respect of which the Sellers would be liable under this Section 15 exceed $250,000 (the "Basket"). In the event that the Damages exceed the Basket, the indemnified party shall be entitled to seek indemnification for only the amount in excess of the Basket. The maximum amount of Damages for which Felis, Zubretsky, Zucker, and Dolan would be liable under this Section 15, including any damages resulting from the McGrew Patent Claim, shall be an amount equal to $2,000,000 to be shared severally in the proportions set forth in Schedule 15.4. The Basket shall not apply to Damages incurred by Buyer or Bridgestone arising from litigation captioned Stephen P. McGrew v. Bridgestone Graphic Technologies, Inc., Case No. CS-99-0245-WFN, now pending in the United States District Court for the Eastern District of Washington at Spokane, or any other similar case or claim arising from the use of United States Patent Nos. 4,758,296 and 4,906,315 (the "McGrew Patent Claim"); provided, however, that Sellers shall be liable for forward looking royalty or similar payments related to the McGrew Patent Claim only with respect to amounts payable during the one year period immediately following the date of the Final Resolution.

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     10. No Other Modifications.  In all other respects, the Agreement shall
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remain unmodified and in full force and effect.

     11. Counterparts; Facsimile Signatures.  This Amendment may be executed in
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counterparts, each of which shall be deemed an original and which together shall constitute a single instrument. This Amendment may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


                                        SELLERS:

                                        KEYSTONE TECHNOLOGIES, L.L.C.


                                        By:  /s/ Michael J. Zubretsky
                                           -------------------------------------

                                        Its: Member
                                            ------------------------------------


                                             /s/ Kenneth P. Felis
                                           -------------------------------------
                                           Kenneth P. Felis


                                             /s/ Michael J. Zubretsky
                                           -------------------------------------
                                           Michael J. Zubretsky


                                             /s/ Richard Zucker
                                           -------------------------------------
                                           Richard Zucker


                                             /s/ Timothy Dolan
                                           -------------------------------------
                                           Timothy Dolan

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                                        BUYER:

                                        OPTICAL SECURITY GROUP, INC.



                                        By:  /s/ Richard H. Bard
                                           -------------------------------------
                                             Richard H. Bard, Chairman

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